UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2020

DYCOM INDUSTRIES, INC.

((Exact name of Registrant as specified in its charter)

Florida	001-10613	59-1277135
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

11780 U.S. Highway One, Suite 600,
Palm Beach Gardens, Florida 33408
(Address of principal executive offices) (Zip Code)

(561) 627-7171
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.33 1/3 per share	DY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2020, Dycom Industries, Inc. (the “Company”) entered into an employment agreement with Steven E. Nielsen (the “Employment Agreement”) whereby Mr. Nielsen will continue to serve as President and Chief Executive Officer of the Company. The Employment Agreement is effective as of May 31, 2020 and supersedes the employment agreement between the Company and Mr. Nielsen dated as of April 26, 2016. The term of the Employment commences on May 31, 2020 and continues until May 31, 2025, with automatic one-year extensions thereafter, unless a final non-renewal notice is given by either party; provided that if there is a “change in control” of the Company at any time, including after a final non-renewal notice, the term will be for two years from the date of the change in control, with automatic one-year extensions thereafter.

During the term of the Employment Agreement, the Company will provide Mr. Nielsen with the following compensation and benefits: (i) an annual base salary of $1,050,000 (subject to increase by the Compensation Committee of the Board of Directors and subject to the terms of the salary reduction agreement entered into on March 27, 2020 (see Form 8-K filed by the Company on March 30, 2020)); (ii) an annual bonus as determined by the Board of Directors with a target bonus opportunity of 105% of his base salary and a maximum bonus opportunity of 210% of his base salary; (iii) eligibility to participate in long-term incentive plans of the Company; (iv) eligibility to participate in all employee benefit plans or programs of the Company; and (v) expense reimbursement, including for an annual executive physical.

If Mr. Nielsen resigns his employment with the Company without “good reason” or the Company terminates his employment for “cause,” he will not be entitled to any severance payments, other than accrued benefits. In the event that the Company terminates his employment without cause or Mr. Nielsen resigns his employment with the Company for good reason during the employment term, but prior to a change in control of the Company, Mr. Nielsen will be entitled to a cash severance payment equal to three times the sum of: (x) his then annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) the target annual bonus for the fiscal year of his separation from service. The cash severance payment will be payable in substantially equal monthly installments over the 18-month period following such termination or resignation, provided that any remaining payments will be paid in a lump sum within five days following a change in control. In addition, Mr. Nielsen will continue to participate in the Company’s health and welfare plans for a period of three years following his resignation of employment for good reason or his termination of employment by the Company without cause (or a cash payment in lieu of if participation is not permitted), with such participation becoming secondary if Mr. Nielsen is eligible to participate in the employee benefit plans of a new employer.

If the Company terminates Mr. Nielsen’s employment without cause or Mr. Nielsen resigns his employment for good reason on or following a change in control of the Company (or if Mr. Nielsen reasonably demonstrates that a termination prior to a change in control (a) was at the request of a third party or (b) arose in connection with or in anticipation of change in control which actually occurs), Mr. Nielsen will be entitled to (1) a cash severance payment equal to three times the sum of: (i) his then annual base salary, plus (ii) the greater of (x) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (y) the target annual bonus for the year of his separation from service and (2) a pro rata annual bonus for the year in which such termination or resignation occurs equal to the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) the target annual bonus for the fiscal year of his separation from service, multiplied by a fraction equal to the number of days employed during the year divided by 365. These amounts will be payable in a single lump sum within five days following such termination or resignation. Mr. Nielsen will also continue to participate in the Company’s health and welfare plans for a period of three years following his termination or resignation (or receive a cash payment in lieu of participation if participation is not permitted), with such participation becoming secondary if Mr. Nielsen is eligible to participate in the employee benefit plans of a new employer. In addition, all outstanding equity awards held by Mr. Nielsen at the time of his resignation of employment with the Company for good reason or his termination of employment by the Company without cause on or following a change in control will fully and immediately vest with performance based awards vesting at target.

If the Company or Mr. Nielsen delivers a final non-renewal notice, Mr. Nielsen’s employment will terminate due to retirement at the end of the one-year notice period (subject to a change in control not occurring during that period). In that event, Mr. Nielsen would be entitled to receive a pro rata annual bonus for the fiscal year of his separation from service based on actual results and payable after performance is certified. In addition, outstanding equity awards held by Mr. Nielsen at the time of his retirement would be treated as follows: (i) performance based full-value awards would continue to vest for two years and be earned based on actual performance measured at the end of the original performance period, (ii) time vesting full-value awards would continue to vest for three years, (iii) stock options would continue to vest on their terms as if Mr. Nielsen did not have a separation from service and remain exercisable until the original expiration date) and (iv) any other equity awards would continue to vest in accordance with their terms. Mr. Nielsen will be subject to customary non-competition and non-solicitation covenants during the continued vesting period. If Mr. Nielsen dies following the date of retirement, all outstanding equity awards at such time, to the extent unvested, would become fully vested, with performance based awards vesting at target. Mr. Nielsen and his spouse also will continue to participate in the Company’s health plans until such time that Mr. Nielsen is eligible for Medicare (or receive a cash payment in lieu of participation if participation is not permitted).

If Mr. Nielsen’s employment with the Company terminates as a result of death or disability after the delivery of a final non-renewal notice, Mr. Nielsen would be entitled to receive a pro rata annual bonus for the fiscal year of his separation from service based on actual results and payable after performance is certified. In addition, outstanding equity awards held by Mr. Nielsen at the time of his termination of employment would be treated as follows: (i) all stock options, to the extent unvested, will fully and immediately vest remain exercisable for a three-year period following the date of termination, (ii) in the case of death, all full-value awards will fully and immediately vest with performance based awards vesting at target performance levels, (iii) in the case of disability, continued vesting of all full-value awards, with any performance based awards vesting in accordance with their terms, and (iv) any other equity awards would continue to vest in accordance with their terms. Mr. Nielsen will be subject to customary non-competition and non-solicitation covenants during the continued vesting period.

If any severance payment or other payments due to Mr. Nielsen would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Nielsen will receive either (i) the full amount of the payments or (ii) the greatest amount of the payments such that no portion is subject to the excise tax (taking into account Mr. Nielsen’s payment of any excise tax), whichever results in a greater after-tax benefit to him.

Payment of severance under the Employment Agreement is generally contingent upon Mr. Nielsen’s execution and delivery of a general waiver and release of claims against the Company. Mr. Nielsen is subject to a five-year confidentiality covenant and non-competition and non-solicitation covenants for one-year following his separation from service (or, if longer, for so long as equity awards continue to vest following his separation from service). Mr. Nielsen is also subject to an assignment of inventions and developments agreement.

The Employment Agreement also provides for arbitration in the event of any dispute or controversy arising out of the Employment Agreement or Mr. Nielsen’s employment with the Company. The Company will pay or reimburse Mr. Nielsen, on an after tax basis, for all reasonable legal fees and expenses incurred by him in enforcing rights under the Employment Agreement.

The above summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)         Exhibits

10.1       Employment Agreement by and between Dycom Industries, Inc. and Steven E. Nielsen, dated as of May 21, 2020.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 22, 2020

DYCOM INDUSTRIES, INC. (Registrant)

By:	/s/ Ryan F. Urness
Name:	Ryan F. Urness
Title:	Vice President, General Counsel and Corporate Secretary